ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                              eVISION USA.Com, Inc.


     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the Corporation is eVision USA.Com, Inc.

     SECOND: The following amendments to the Articles of Incorporation were duly adopted by the board of directors on September 22, 1999, in accordance with
Section 7-106-102 of the Colorado Business Corporation Act.

     Article VII of the Articles of Incorporation is hereby amended by adding the following Section 7.6:

          Section 7.6 Convertible Series B-1 Preferred Stock. 2,000,000 shares of the Corporation's preferred stock shall consist of Convertible Series B-1 Preferred Stock ("Convertible Series B-1"). The rights, preferences, privileges and restrictions imposed upon the Convertible Series B-1 are set forth in this Section 7.6 of this Article VII.

               (a) Dividends. The Convertible Series B-1 is entitled to receive, out of funds legally available therefor, cumulative dividends at the rate of 8% percent per annum in cash and 7% per annum in shares of Convertible Series B-1, when and if declared by the Board of Directors. The annual dividend payable in shares of Convertible Series B-1 will be equivalent to .07 share of Convertible Series B-1 for each outstanding share of Convertible Series B-1. The dividend on the Convertible Series B-1 is payable semi-annually beginning October 31, 1999 and continuing each April 30 and October 31 thereafter, when and if declared by the Board of Directors. Any dividends earned on the Convertible Series B-1 prior to October 31, 1999, shall be earned pro rata from the Original Issue Date. The Convertible Series B-1 is redeemable by the Company on and after October 1, 2003, at a price of $10.00 per share plus any accrued and unpaid dividends.

               If any dividends payable on the Convertible Series B-1 are not paid for any reason, the right of the holders of the Convertible Series B-1 to receive payment of such dividends shall not lapse or terminate, but said unpaid dividends shall accumulate and shall be paid without interest to the holders of the Convertible Series B-1, when and if declared by the Board of Directors of the Corporation,

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          before  any sum or sums  shall  be set  aside  for or  applied  to the purchase or redemption of the Convertible Series B-1 or the purchase, redemption or other acquisition for value of the Common Stock and
          before  any  dividend  shall  be  paid  or  declared,   or  any  other
          distribution shall be ordered or made, upon the Common Stock. After cumulative dividends on the Convertible Series B-1 for all past dividend periods and for the then current year dividend period shall have been declared and paid or set apart, if the Board of Directors shall declare dividends out of funds legally available therefor, such additional dividends may be declared on the Common Stock.

               (b) Liquidation and Dissolution. Upon the voluntary or involuntary liquidation, winding up or dissolution of the Corporation, out of the assets available for distribution to shareholders each share of Convertible Series B-1 shall be entitled to receive, in preference to any payment on the Common Stock only, an amount equal to Ten Dollars ($10.00) per share, plus cumulative dividends as provided in Section 7.6(a) of this Article VII accrued and unpaid to the date payment is made available to the Convertible Series B-1. After the full preferential liquidation amount has been paid to, or determined and set apart for, Convertible Series B-1, the remaining assets shall be payable to the holders of the Common Stock. In the event the assets of the Corporation are insufficient to pay the full preferential liquidation amount required to be paid to the Convertible Series B-1, the Convertible Series B-1 shall receive such funds pro rata on a share for share basis until the full liquidating preference on the Convertible Series B-1 is paid in full, and the balance, if any, to the Common Stock.

               A reorganization shall not be considered to be a liquidation, winding up or dissolution within the meaning of this Section 7.6(b) of this Article VII and the Convertible Series B-1 shall be entitled only to the rights provided in the plan of reorganization.

               (c) Voting. A holder of a share of Convertible Series B-1 shall be entitled to one vote on any and all matters, including the election of directors, and shall, except as otherwise may be provided by law, vote as a class with the holders of outstanding Common Stock.

               (d) Conversion Rights. The holders of Convertible Series B-1 have the following conversion rights (the "Conversion Rights"):

                    (i) Right to  Convert.  Subject to any prior  redemption  or conversion by the Board of Directors of the Corporation, each share of Convertible Series B-1 shall be convertible, at the office of the Corporation or of any transfer agent for such Convertible Series B-1, as the case may be, into fully paid and nonassessable shares of Common Stock, at a price of $1.00 per share of Common Stock subject to adjustment pursuant to paragraph
               (d)(iv) below ("Conversion Price").

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                    (ii) Automatic Conversion.  Each share of Convertible Series
               B-1 shall be automatically converted into Common Stock at such time as Market Price of the Common Stock is at least $4.00 per share for 30 consecutive trading days. Upon the occurrence of such event, each share of Convertible Series B-1 shall be converted into fully paid and nonassessable shares of Common Stock at the Conversion Price.

                    (iii) Mechanics of Conversion. Before any holder of shares of Convertible Series B-1 shall be entitled to convert the same into full shares of Common Stock pursuant to paragraph (d)(i) above, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Convertible Series B-1, as the case may be, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the holder's name or the name or names of the holder's nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver or cause to be issued and delivered at such office to such holder, or to the holder's nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which the holder shall be entitled as aforesaid. A conversion pursuant to paragraph (d)(i) above shall be deemed to have occurred immediately prior to the close of business on the date of such surrender of the shares of Convertible Series B-1 to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                    Upon  automatic  conversion of  Convertible  Series B-1 into full shares of Common Stock pursuant to paragraph (d)(ii) above, the holder of the Convertible Series B-1 shall, upon request by the Corporation, surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for such Convertible Series B-1, as the case may be, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the holder's name or the name or names of the holder's nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver or cause to be issued and delivered at such office to such holder, or to the holder's nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which the holder shall be entitled as aforesaid. A conversion pursuant to paragraph (d)(ii) above shall be deemed to have occurred immediately upon close of business on the 30th

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               consecutive  trading day the Market  Price of the Common Stock is at least $4.00 per share. Each holder of the Convertible Series B-1 whose Convertible Series B-1 is converted to Common Stock shall be entitled to, and the Corporation shall promptly pay in cash, or set aside for payment, all unpaid dividends with respect to such converted shares of the Convertible Series B-1, to and including the time of conversion. A holder of the Convertible Series B-1 shall not be entitled to any remaining dividends with respect to the Convertible Series B-1 so converted, but shall be
               entitled  to  receive,  on  the  date  of  the  conversion,   the
               arrearages, if any, with respect to any shares of the Convertible Series B-1 so converted.

               (iv) Adjustments to Conversion Price.

                         (1) Special Definitions. For purposes of this paragraph
                    (d)(iv), the "Original Issue Date" shall mean, the original date on which a share of Convertible Series B-1 was first issued to each preferred shareholder and "Market Price" shall be determined as follows:

                              a) if the Common Stock is listed and registered on
                         any national securities exchange or traded on The Nasdaq Stock Market ("Nasdaq"), the closing bid price;

                              b) if such Common  Stock is not at the time listed
                         on any such exchange or traded on Nasdaq but is traded on the OTC Bulletin Board, or if not, on the over-the-counter market as reported by the National Quotation Bureau or other comparable service, the closing bid price for such stock; or

                              c) if clauses a) and b) above are not  applicable,
                         the fair value per share of such Common Stock as determined in good faith and on a reasonable basis by the Board of Directors of the Corporation.

                    (2) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the applicable Conversion Price then in effect immediately before that subdivision shall be proportionately decreased and, conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the applicable Conversion


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               Price then in effect  immediately before the combination shall be proportionately  increased.  Any adjustments under this paragraph
               (d)(iv)(2) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                    (3) Adjustment for Certain Dividends and  Distributions.  In
               the event the Corporation at any time, or from time to time, after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in shares of Common Stock, then and in each event the applicable Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

                         a) the  numerator of which shall be the total number of
                    shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                         b) the  denominator  of which shall be the total number
                    of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this paragraph
                    (d)(iv)(3) as of the time of actual payment of such dividends or distributions.

                    (4) Adjustment for Other Dividends and Distributions. In the
               event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in such event provisions shall be made so that the holders of Convertible Series B-1 shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereon, the amount of securities of the Corporation which they would have


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

               received had their Convertible Series B-1 been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities (together with any distributions payable thereon during such period) receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph
               (d) with respect to the rights of the holders of the Convertible Series B-1.

                    (5) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Convertible Series B-1 at any time or from time to time after the Original Issue Date, shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividends provided for in paragraphs (d)(iv)(2) and (3) above, or a reorganization, merger, consolidation, or sale of assets provided for in paragraph (d)(iv)(6) below, then, and in each such event, provisions shall be made (by adjustment to the Conversion Price or otherwise) so that the holder of each share of Convertible Series B-1 shall have the right thereafter to convert each share of Convertible Series B-1 into the kind and amount of shares of stock and other securities receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such share of Convertible Series B-1 might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

                    (6) Adjustment for Reorganization,  Merger, Consolidation or
               Sales of Assets. If at any time or from time to time after the Original Issue Date, or in the twelve months following the closing of the private placement in which the Convertible Series B-1 is issued ("Closing Anniversary"), there shall be a capital reorganization of the Corporation (other than a subdivision, combination, reclassification, exchange or substitution of shares provided for in paragraphs (d)(iv)(2) and (5) above) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the
               Corporation's properties and assets to any other person or entity, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made (by adjustment to the Conversion Price or otherwise) so that the holders of the Convertible Series B-1 shall thereafter be entitled to receive


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


               upon conversion of the Convertible Series B-1, the number and kind of shares of stock or other securities or property of the Corporation, or of any successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion of such shares would have been entitled if such capital reorganization, merger, consolidation, or sale occurred on the date of the conversion.

                    (7) Adjustment for Stock Price. If at any time between September 30, 1999, and September 30, 2000, the Market Price of the Common Stock is not at least $1.15 per share for at least 20 trading days, the Conversion Price will be reduced to the greater of the average of the Market Price of the Common Stock for the five trading days prior to September 30, 2000, or $.50.

               (v) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph (d) and in the taking of all such action as may be necessary or appropriate, in order to protect the conversion rights of the holders of the Convertible Series B-1 against impairment.

               (vi) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price or any other adjustment pursuant to this paragraph (d), the Corporation at its expense shall, upon request by a holder of Convertible Series B-1, promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Convertible Series B-1 a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of such affected Convertible Series B-1, furnish or cause to be furnished to such holder a like certificate setting forth the (i) such adjustment and readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Convertible Series. B-1.

               (vii) Notices of Record Date. In the event that:

                    (1) the Corporation  shall set a record date for the purpose of entitling the holders of its shares of Common Stock to receive a dividend, or other distribution, payable otherwise than in cash;


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                    (2) the Corporation  shall set a record date for the purpose of entitling the holders of its shares of Common Stock to subscribe for or purchase any shares of any class or to receive any other rights;

                    (3) there  shall  occur any  capital  reorganization  of the
               Corporation, reclassification of the shares of the Corporation (other than a subdivision or combination of its outstanding common stock), consolidation or merger of the Corporation with or into another corporation or conveyance of all or substantially all of the assets of the Corporation to another person or entity; or

                    (4)  there   shall   occur  a   voluntary   or   involuntary
               dissolution, liquidation, or winding up of the Corporation;

                    then, and in any such case, the  Corporation  shall cause to be mailed to the holders of record of the outstanding shares of the Convertible Series B-1, at least 10 days prior to the date hereinafter specified, a notice stating (a) the date which (x) has been set as the record date for the purpose of such dividend, distribution, or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or, winding up is to take place and (b) the record date as of which holders of Common Stock of record shall be entitled to other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

               (viii) Notices. Any notice required by the provisions of this paragraph (d) to be given to the holders of shares of Convertible Series B-1 shall be in writing and shall be delivered by personal service or agent, by registered or certified mail, return receipt requested, with postage thereon fully prepaid. All such communications shall be addressed to each holder of record at its address appearing on the books of the Corporation. Service of any such communication made only by mail shall be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt or at the expiration of the fourth business day after the date of mailing, whichever is earlier in time.

               (ix) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Convertible Series B-1. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the Market Price of one share of the Corporation's Common Stock on the date of conversion.


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


               (x) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Convertible Series B-1, including without limitation any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of the Convertible Series B-1 so converted were registered.

               (xi) Reservation of Common Stock. The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Convertible Series B-1, the full number of shares of Common Stock deliverable upon the conversion of all shares of Convertible Series B-1 from time to time outstanding. The Corporation shall from time to time increase the authorized number of shares of Common Stock if the remaining unissued authorized shares of Common Stock shall not be sufficient to permit the conversion of all of the Convertible Series B-1 at the time outstanding.

               (xii) Retirement of Convertible Series B-1 Converted. No shares of Convertible Series B-1 that have been converted shall ever again be reissued, and all such shares so converted shall, upon such conversion, cease to be a part of the authorized shares of the Corporation.

          (e) No Preemptive Rights. No holder of the Convertible Series B-1 shall be entitled as of right to subscribe for, purchase, or receive any part of any new or additional shares of any class, whether now or hereafter authorized, or of bonds, debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or bonds, debentures, or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

          (f) Optional Redemption of Convertible Series B-1.

               (i) Redemption. On and after October 1, 2003, the Convertible Series B-1 is subject to redemption, out of funds legally available therefor, in whole, or from time to time, in part, at the option of the Board of Directors. If only a part of the shares of Convertible Series B-1 is to be redeemed, the redemption shall be carried out pro rata subject to adjustment to avoid redemption of fractional shares. The redemption price shall be Ten Dollars ($10.00) per share plus cumulative dividends as provided in Section 7.6(a) of this Article VII accrued and unpaid to the date fixed for redemption.

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               (ii)  Adjustment  for  Stock  Splits  and  Combinations.  If  the
          Corporation shall at any time or from time to time after the Original Issue Date applicable to Convertible Series B-1 effect a subdivision of the outstanding Convertible Series B-1, the applicable Convertible Series B-1 redemption price then in effect immediately before that subdivision shall be proportionately decreased and, conversely, if the Corporation shall at any time or from time to time after the Original
          Issue  Date   applicable  to   Convertible   Series  B-1  combine  the
          outstanding   shares  of   Convertible   Series  B-1,  the  applicable
          Convertible  Series B-1  redemption  price then in effect  immediately
          before  the  combination  shall  be  proportionately   increased.  Any
          adjustments under this Section 7.6(f)(ii) of this Article VII shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (iii) Notice. At least 45 days before the date fixed for redemption (hereinafter referred to as the "Redemption Date"), written notice (hereinafter referred to as the "Redemption Notice") shall be mailed postage prepaid, to each holder of record of the Convertible Series B-1 which is to be redeemed, at the holder's address shown on the records of the Corporation. The Redemption Notice shall contain the following information:

                    (1) the number of shares of  Convertible  Series B-1 held by the holder which are to be redeemed by the Corporation, and the total number of shares of Convertible Series B-1 held by all holders to be so redeemed;

                    (2) the Redemption Date and the applicable Redemption Price;
               and

                    (3) that the holder is to surrender to the  Corporation,  at the place designated therein, the holder's certificate or certificates representing the shares of Convertible Series B-1 to be redeemed.

               (iv) Surrender. Each holder of shares of Convertible Series B-1 to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation at the place designated in the Redemption Notice, and thereupon the applicable redemption price for such shares as set forth herein shall be paid to the order of the person or entity whose name appears on such certificate or certificates and each surrendered certificate shall be cancelled and retired.

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


               (v) Dividends. From and after the later of the Redemption Date or 45 days from the date the Corporation shall have given the Redemption Notice, no shares of Convertible Series B-1 thereupon subject to redemption shall be entitled to any further accrual of any dividends.

               (vi) Payment. The Corporation's deliverance of payment of the redemption price shall be good and sufficient discharge to the Corporation of the Convertible Series B-1 redeemed. If less than the full number of a holder's shares of Convertible Series B-1 is redeemed, the Corporation shall deliver to the holder a new Convertible Series B-1 certificate representing the balance of the holder's shares of Convertible Series B-1.


Dated:  September 25, 1999

                                      eVISION USA. COM, INC.,
                                      a Colorado corporation


                                      By:  /s/Gary L. Cook
                                           -------------------------------------
                                           Gary L. Cook, Secretary and Treasurer





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